UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2005

Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction	(Commission	( IRS Employer
of incorporation)	File Number)	Identification No.)

3241 Westerville Road, Columbus, Ohio		43224

(Address of principal executive offices)		(Zip Code)

(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On June 28, 2005, Retail Ventures, Inc. (the “Company”) and DSW Inc. (“DSW”) entered into an Underwriting Agreement in connection with the public offering of up to 16,171,875 of DSW’s Class A common shares (including the underwriters’ over-allotment) at $19.00 per share. Lehman Brothers Inc. is acting as sole book-running manager of the offering, with Goldman, Sachs & Co. as lead manager and CIBC World Markets Corp. and Johnson Rice & Company, L.L.C. acting as co-managers. A copy of the Underwriting Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS.

     The Company issued a press release today announcing that its wholly-owned subsidiary, Value City Department Stores LLC (“Value City”) repaid (i) its $100 million term loan facility in full, (ii) $25 million under its $75 million convertible loan facility, and (iii) approximately $120 million under its revolving credit facility. On an annual basis, the Company expects to reduce its interest expense by approximately $22 million per year as a result of these repayments.

     The Company also announced today that DSW completed its initial public offering of the entire 16,171,875 Class A common shares. DSW used a portion of the proceeds to repay intercompany indebtedness owed to the Company. After the offering, the Company will own approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares.

     A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

Exhibit Number	Description

10.1	Underwriting Agreement, dated June 28, 2005, among Retail Ventures, Inc., DSW Inc. and the Underwriters named therein

99.1	Press Release dated July 5, 2005

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Ventures, Inc.

	By:	/s/ James A. McGrady
James A. McGrady
Executive Vice President,
Chief Financial Officer, Treasurer
and Secretary

Date: July 5, 2005

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